EXHIBIT 99.1

Contact: Laurence P. Birch

Senior Vice President & Chief Financial Officer
847-229-2222

AKSYS, LTD. RECEIVES NASDAQ NOTIFICATION

Lincolnshire, IL – December 20, 2005 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that it has received notice from The NASDAQ Stock Market (“NASDAQ”) that for the last 30 consecutive business days the bid price of the Company’s common stock has closed below the minimum $1.00 per share required by Marketplace Rule 4450(a)(5).

The December 16, 2005 letter indicates that the Company will be provided 180 calendar days, or until June 14, 2006, to regain compliance with the minimum $1.00 per share bid requirement.  The letter further indicates that the Company may regain compliance with Marketplace Rule 4450(a)(5) if at any time before June 14, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days or, if the NASDAQ requires, a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days.

The NASDAQ’s December 16, 2005 letter indicates that the Company may be delisted during the 180 day period for failure to maintain compliance with other listing requirements, such as the Company’s other maintenance deficiencies noted in a letter from the NASDAQ dated November 14, 2005.  In its November 14, 2005 letter the NASDAQ noted the Company’s failure to comply with the minimum $10 million of stockholders’ equity required by Marketplace Rule 4450(a), Maintenance Standard 1 and the alternative listing requirements of Marketplace Rule 4450(b), Maintenance Standard 2 relating to market value of listed securities (and related assets and revenue tests) and market value of publicly held shares.  On November 30, 2005, the Company submitted a response to the NASDAQ’s November 14th letter.

About Aksys, Ltd.

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Aksys was the 2005 recipient of the Frost & Sullivan Medical Device Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (viii) changes in QSR requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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